Exhibit 10.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of December 15, 2009 by and among Primoris Services Corporation, a Delaware corporation (“Buyer”), Michael D. Killgore, as Sellers’ Representative (the “Representative”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”).

R E C I T A L

Buyer, James Construction Group, L.L.C., a Florida limited liability company (“Target”), each of the Members of Target (each, a “Seller” and collectively, the “Sellers”), and the Representative are the parties to a Membership Interest Purchase Agreement dated as of November 18, 2009 (the “Purchase Agreement”) pursuant to which Buyer has purchased from Sellers one hundred percent (100%) of the issued and outstanding limited liability company interests of Target.  Pursuant to the Purchase Agreement, Buyer is to be indemnified in certain respects.  The parties desire to establish an escrow fund as collateral security for the indemnification obligations under the Purchase Agreement.  The Representative has been designated pursuant to the Purchase Agreement to represent all of the Sellers, and to act on their behalf for purposes of this Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

The parties agree as follows:

1.                                       Escrow Fund.

(a)                                  Concurrently with the execution hereof, each Seller is delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, stock certificates issued in the name of such Seller representing the total number of Escrow Shares received by such Seller pursuant to the Purchase Agreement in accordance with the allocations in Exhibit J to the Purchase Agreement, together with two (2) assignments separate from certificate executed in blank by such Seller, with medallion signature guaranties.  The shares of Preferred Stock represented by the stock certificates so delivered by the Sellers to the Escrow Agent and any common stock in which the Preferred Stock is converted are herein referred to in the aggregate as the “Escrow Fund.”  Reference herein to the Preferred Stock shall include the common stock in which the Preferred Stock is converted.  The Escrow Agent shall maintain a separate account for each Seller’s, and, subsequent to any transfer permitted pursuant to Section 1(e), each Permitted Transferee’s, portion of the Escrow Fund.

(b)                                 The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.  It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c)                                  Except as herein provided, the Sellers and Permitted Transferees (each an “Owner,” and collectively the “Owners”) shall retain all of their rights as stockholders of Buyer with respect to shares of Preferred Stock constituting the Escrow Fund during the period the

Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their shares of Preferred Stock included in the Escrow Fund.

(d)                                 During the Escrow Period, all dividends payable in cash with respect to the shares of Preferred Stock included in the Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e)                                  During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Preferred Stock in the Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement.  As used in this Agreement, the term “Permitted Transferee” shall include: (x) members of a Seller’s “Immediate Family” (as hereinafter defined); (y) an entity in which (A) a Seller and/or members of a Seller’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Seller and/or a member of such Seller’s Immediate Family is a general partner and in which such Seller and/or members of such Seller’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Seller during his lifetime for the benefit of such Seller or for the exclusive benefit of all or any of such Seller’s Immediate Family.  As used in this Agreement, the term “Immediate Family” means, with respect to any Seller, a spouse, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Seller).  In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring Seller, with medallion signature guaranty, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with two (2) assignments separate from certificate executed in blank by the Permitted Transferee, with medallion signature guaranties, with respect to the shares transferred to the Permitted Transferee.  Upon receipt of such documents, the Escrow Agent shall deliver to Buyer’s transfer agent the original stock certificate out of which the assigned shares are to be transferred, together with the executed assignment separate from certificate executed by the transferring Seller, or a copy of the applicable court order, and shall request that Buyer issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Seller, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer.  Buyer, the transferring Seller and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby.  During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s shares of Preferred Stock included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2.                                       Claims.

(a)                                  Buyer may make a claim for indemnification pursuant to the Purchase Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Purchase Agreement which it asserts has been breached or otherwise entitles Buyer to indemnification and (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim.  Buyer also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

(b)                                 If the Representative shall give a notice to Buyer (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in Buyer’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Purchase Agreement, Buyer and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in Section 2(c). If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c)                                  If the Representative delivers a Counter Notice to the Escrow Agent, Buyer and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given.  If Buyer and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof.  If Buyer and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to Section 2(d).

(d)                                 If Buyer and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in Section 2(c) (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before the Judicial Arbitration and Medication Service (“JAMS”) in Harris County, Texas, pursuant to Section 9.15 of the Purchase Agreement.

(e)                                  As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of Section 2(b), (ii) Indemnification Claim resolved in favor of Buyer by settlement pursuant to Section 2(c), resulting in a dollar award to Buyer, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to Section 2(d), resulting in a dollar award to Buyer, (iv) Third Party Claim for which Buyer is entitled to indemnity from Sellers that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim for which Buyer is entitled to indemnity from Sellers that Buyer and the

Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Purchase Agreement.

(f)                                    (i)                                     Promptly after an Indemnification Claim becomes an Established Claim, Buyer and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to Buyer, and the Escrow Agent promptly shall pay to Buyer, an amount equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii)                                  Payment of an Established Claim shall be made from Escrow Shares pro rata from the account maintained on behalf of each Owner liable for such claim.  For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below).  However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Buyer in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice.  The Escrow Agent shall transfer to Buyer out of the Escrow Fund that number of shares of Preferred Stock necessary to satisfy each Established Claim, as set out in the Joint Notice.  Any dispute between Buyer and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between Buyer and the Representative in accordance with the procedures specified in Section 2(d), and shall not involve the Escrow Agent.  Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Buyer one or more stock certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice.  Upon receipt of the stock certificates and assignments, Buyer shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment.  The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Preferred Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of Buyer stock or otherwise.  Buyer and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice.  As used herein, “Fair Market Value” means the average reported closing price for Buyer Common Stock for the twenty (20) trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the Escrow Termination Date, or (y) the Escrow Termination Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined) on the Escrow Termination Date.

(iii)                               Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Representative shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”), cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”).  In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash.  Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Buyer in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative.

3.                                       Release of Escrow Fund.

(a)                                  On the first Business Day after the Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing shares of Preferred Stock then in such Owner’s account in the Escrow Fund equal to the number of shares placed in such Owner’s account less that number of shares in such Owner’s account equal to the sum of (i) the number of shares applied in satisfaction of Indemnification Claims made prior to that date and (ii) the number of shares in the Pending Claims Reserve allocated to such Owner’s account, as provided in the following sentence.  If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Buyer, would result in a payment to Buyer, the Escrow Agent shall retain in the Pending Claims Reserve that number of shares of Preferred Stock having a Fair Market Value equal to One Hundred Ten percent (110%) of the dollar amount for which indemnification is sought in such Indemnification Claim, allocated pro rata from the account maintained on behalf of each Owner liable for such claim.  Buyer shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of shares of Preferred Stock to be retained therefor.  Thereafter, if any Pending Claim becomes an Established Claim, Buyer and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Buyer the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with Section 2(f) and to deliver to each Owner the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice. If any Pending Claim is resolved against Buyer, Buyer and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner its pro rata portion of the number of shares allocated to such Pending Claim in the Pending Claims Reserve.

(b)                                 As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of shares of Preferred Stock in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

4.                                       Cooperation.  The Escrow Agent, Buyer and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Buyer and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5.                                       Escrow Agent.

(a)                                  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.  It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)                                 The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)                                  The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Buyer pursuant to the terms of this Agreement or, if such notice is disputed by Buyer or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Buyer the amount specified in such notice or settlement value, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)                                 The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(f) for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)                                  The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided.  Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by Buyer and the Representative.  If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court located in Houston, Texas, it reasonably deems appropriate.

(f)                                    The Escrow Agent shall be indemnified and held harmless by Buyer from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the United States District Court in Harris County, Texas.

(g)                                 The Escrow Agent shall be entitled to reasonable compensation from Buyer for all services rendered by it hereunder.  The Escrow Agent shall also be entitled to reimbursement from Buyer for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h)                                 From time to time on and after the date hereof, Buyer and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i)                                     Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.                                       No Implied Duties.  This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Purchase Agreement.

7.                                       Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Delaware applicable to contracts made and to be performed therein.  This Agreement cannot be changed or terminated except by a writing signed by Buyer, the Representative and the Escrow Agent.

8.                                       Consent to Jurisdiction.  Buyer and the Representative each hereby consents to the exclusive jurisdiction of the federal and state courts sitting in Harris County, Texas, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against Buyer or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9, with copies delivered by nationally recognized overnight carrier to Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, L.L.P., P.O. Box 3513 (70821), Suite 1800, One American Place, Baton Rouge, LA  70803, Attention:  G. Blane Clark, Jr., Esq., and to Rutan & Tucker, 611 Anton Boulevard, Suite 1400, Costa Mesa, CA 92626-1931, Attention:  George Wall, Esq.

9.                                       Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.                                   If to Buyer, to it at:

Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, CA  92630
Attention:  General Counsel
Facsimile:  949-595-5544

with a copy to:

Rutan & Tucker
611 Anton Boulevard, Suite 1400
Costa Mesa, CA 92626-5100
Attention:  George Wall, Esq.
Facsimile:  714-546-9035

B.                                     If to the Representative, to him at:

Michael D. Killgore
17653 Crossing Boulevard
Baton Rouge, LA  70810
Facsimile:  225-293-1778

with a copy to:

Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, L.L.P.,
P.O. Box 3513 (70821),
Suite 1800, One American Place
Baton Rouge, LA  70803
Attention:  G. Blane Clark, Jr., Esq.
Facsimile:  225-215-4014

C.                                     If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention: Steven G. Nelson
Facsimile: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10.                                 Miscellaneous.

(a)                                  If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to Section 2(d).

(b)                                 All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Buyer.

(c)                                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

BUYER:	PRIMORIS SERVICES CORPORATION,
a Delaware corporation

/s/BRIAN PRATT
Brian Pratt, Chief Executive Officer, President and Chairman of the Board

THE REPRESENTATIVE:	/s/MICHAEL D. KILLGORE
Michael D. Killgore

ESCROW AGENT:	Continental Stock Transfer & Trust Company

	By:	/s/ALEXANDRA ALBRECHT
	Name:	Alexandra Albrecht
	Title:	Vice President

[Signature Page to Escrow Agreement]